Exhibit 5.1

Brent B. Siler T: +1 703 456 8058 F: +1 703 456 8100 bsiler@cooley.com	VIA EDGAR

April 1, 2014

2U, Inc.

8201 Corporate Drive, Suite 900

Landover, MD 20785

Ladies and Gentlemen:

We have represented 2U, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 5,543,981 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s 2008 Stock Incentive Plan, as amended (the “2008 Plan Shares”) and (ii) 3,063,911 shares of Common Stock pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 EIP Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended, filed as Exhibit 3.1 to the Registration Statement, and the Company’s Second Amended and Restated Bylaws, filed as Exhibit 3.3 to the Registration Statement, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2008 Plan Shares and the 2014 EIP Shares, when sold and issued in accordance with the Company’s 2008 Stock Incentive Plan, as amended, and the Company’s 2014 Equity Incentive Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler

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